Exhibit 14.1

STELLAR BANCORP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Effective as of October 1, 2022

This Code of Business Conduct and Ethics (“Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise but it sets out basic principles to guide all our personnel. All personnel must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code applies to every member of the Board of Directors, every officer and every employee of Stellar Bancorp, Inc. (“Stellar Bancorp”), Stellar Bank (the “Bank”) and their subsidiaries (collectively referred to as the “Company”). When the terms “Board of Directors,” “directors,” “executive officers,” “officers” and “employees” are used in this Code, they refer to the Board of Directors, directors, executive officers, officers and employees, respectively, of the Company.

To further the Company’s fundamental principles of honesty, loyalty, fairness and forthrightness, the Company has established this Code. This Code strives to deter wrongdoing and, to that end, to promote the following objectives:

1.            Honest and ethical conduct, including the handling of actual or apparent conflicts of interest between personal and professional relationships;

2.             Full, fair, accurate, timely and understandable disclosure in all reports and documents required to be filed with governmental authorities and in other public communications;

3.            Compliance with all applicable government and regulatory organization laws, rules and regulations;

4.            Prompt internal reporting of violations;

5.            Accountability for compliance with this Code; and

6.            Prompt reporting by directors, officers and employees to appropriate parties of adverse or potentially adverse information relating to the Company’s operations.

The following discusses situations that require application of the Company’s fundamental principles and promotion of the Company’s objectives. If there is a conflict between this Code and a specific procedure, each director, officer or employee should consult the General Counsel for guidance.

I.              Compliance with Laws.

The activities of the Company and each director, officer and employee are expected to be in full compliance with the letter and spirit of all applicable laws, rules and regulations. It would be impossible to summarize herein all the laws, rules and regulations with which the Company and its directors, officers and employees must comply. However, all directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to their responsibilities and/or position with the Company. All managers are generally responsible for making employees aware of which laws, regulations and policies apply to their responsibilities and/or positions and what guidance and training is necessary to understand and comply with such laws, regulations and policies.

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If any director, officer or employee has any questions about his or her obligations under any applicable laws, rules, regulations or policies, he or she should seek advice from the General Counsel.

II.            Compliance with Human Resources Policies.

The activities of each officer and employee are expected to be in full compliance with the letter and spirit of the Stellar Bank Employee Handbook.

III.           Conflicts of Interest.

All directors, officers and employees of the Company have a primary business responsibility to the Company and must avoid any activity that may interfere, or have the appearance of interfering, with the performance of this responsibility. Business decisions must be based solely on the best interests of the Company, without regard to personal, family or other extraneous considerations.

It is critical that all directors, officers and employees understand that the appearance of a conflict of interest can be as damaging to the Company as an actual conflict. Each director, officer and employee should conduct himself or herself at all times so as to avoid actual and apparent conflicts.

1.             A “Conflict of Interest” exists when a real or perceived private interest of a director, officer or employee is in conflict with the interest of the Company, as when any such individual receives improper personal benefits as a result of his or her position with the Company, or when the individual has other duties, loyalties, responsibilities or obligations that are, or may be viewed as being, inconsistent with those of the Company. Conflicts of interest can arise when an individual’s position or responsibilities with the Company present an opportunity for gain apart from his or her normal rewards of employment. They can also arise when an individual’s personal, family, business or financial interests are, or may be viewed as being, inconsistent with those of the Company and, therefore, as creating conflicting loyalties. Such conflicting loyalties can cause a director, officer or employee to give preference to his or her personal interests, the personal interests of other directors, officers or employees with whom he or she may have a personal, business or financial relationship outside of work, or the interests of third parties, in situations where Company responsibilities should come first. Conflicts of interest arising from personal relationships among directors, officers, employees, customers and vendors are addressed in more detail in Section XIV below.

2.             Directors, officers and employees may not personally benefit from their relationship or employment with the Company except through compensation or Board-approved benefits received directly from the Company. This prohibition does not apply to benefits offered by the Company or merchants that are generally available to all employees of the Company. Additionally, directors, officers and employees are encouraged to utilize the Company’s products and services, but this should be on an arm’s length basis.

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3.            Conflicts of interest are prohibited as a matter of Company policy. Each director, officer or employee should manage his or her personal, business and financial affairs so as to avoid conflicts of interest or even the appearance of a conflict of interest. Conflicts of interest may not always be easily recognized or identified.

4.             It is impossible to define every possible action that could be reasonably interpreted as a conflict of interest, improper behavior or a violation of the Code. However, the following are some general considerations for identifying such situations:

•       Perception: Could the activity or transaction be perceived as a potential conflict, improper behavior or a violation of the Code by others? If all the facts were made public would you or the Company be embarrassed?

•       Intent: Is the activity being offered or requested in an attempt to influence the recipient’s or your judgment?

•       Impact: Will the Company, its shareholders or its customers be disadvantaged if you participate in the activity or transaction?

•      Objectivity: Will participation in the activity or transaction affect a customer’s or your judgment or your ability to be objective with regard to any business decision?

•       Time Considerations: If the activity involves an outside activity, will the time required interfere with your ability to effectively carry out your job responsibilities to the Company, its shareholders or customers?

If you are unsure about any of these elements, you should discuss the matter with your supervisor, the Chief Experience Officer, or the General Counsel.

5.             A director, officer or employee shall not handle or approve on behalf of the Company any transaction in which he or she has, or could be viewed as having, a conflict of interest because of a material connection with the individual or a related person or entity that will be a party to the transaction. Any personal interest which might affect directly or indirectly the proper exercise of judgment must be avoided. The list of transactions that must be free from conflicting personal interests includes, but is not limited to: (i) approval of overdrafts, waiving of any bank fees or charges, making loans, making exceptions to Company policies, approvals of checks for cash or immediate credit; (ii) negotiation or approval of transactions in which the Company and either the individual or a related person or entity are parties; (iii) negotiation or approval of a transaction relating to assets in which the individual or related person or entity has an interest and are held or are to be held by the Company as collateral or which provide an important source of repayment of a loan made by the Company; and (iv) similar transactions directly or indirectly involving the Company. Directors, officers and employees encountering such situations should exclude themselves entirely from any direct or indirect participation in or influence upon such transactions.

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6.            Any officer or employee invited to serve as an officer or director of an outside for-profit entity shall not accept such office without the prior written approval of the Chief Executive Officer (“CEO”). Service on boards of charitable and civic organizations is encouraged and is permitted to the extent it does not unreasonably interfere with the duties and responsibilities of such officer or employee. Outside directors of the Company shall not be required to seek such approval but should notify the CEO and the Chair of the Audit Committee in writing of any new position accepted.

7.             Officers and employees must receive prior written approval from the Chief Experience Officer before soliciting contributions to, or the sale of goods and services by or for, other businesses or organizations on Company property or utilizing assets of the Company to provide assistance or support other businesses or organizations.

IV.          Outside Activities.

An officer or employee must obtain prior approval from his or her supervisor before participating in business activities outside the Company. While the Company will generally approve such activities, requests to engage in activities that could unreasonably interfere with an employee’s job duties, could reflect poorly on the Company, are otherwise not in the best interest of the Company, or create or appear to create a conflict of interest will generally be declined. If there is any question about the appropriateness of any outside activity, the activity must be discussed with the Chief Experience Officer prior to approval or declination.

V.            Gifts, Fees, Legacies and Loans.

In addition to the guidelines set forth in Section II above:

1.            A director, officer or employee should not accept a loan from any of the Company’s customers or suppliers, except for loans from other financial institutions obtained on arms-length terms available to third parties under their normal processes.

2.            A director, officer or employee should not accept a fee for performing any act that the Company could have performed. Receiving fees for serving as executor or trustee of an estate or a trust based on personal relationships established outside of the Company’s business is permitted.

3.            A director, officer or employee should not receive anything of value as an inducement for, or in consideration of, making a loan by the Company or making a purchase of any goods or services from a third party.

4.            A director, officer or employee should not sell anything to a Company customer or supplier at a value in excess of its worth nor shall he or she purchase anything from a Company customer, supplier or competitor at a value below the value available to other buyers.

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5.            Giving and receiving business gifts and entertainment in connection with the Company’s business promotes good will and beneficial working relationships. Business gifts and entertainment do not create an impermissible conflict of interest if they are customary in nature and value and are given or received without any express or implied understanding that the recipient is in any way obligated or expected to exercise judgment on behalf of their Company or provide other benefits in return. Business gifts and entertainment valued at $350 or less are considered customary in value; for gifts or entertainment valued at over $350, approval must be granted by the Chief Experience Officer. Directors, officers and employees should never ask or suggest that they be provided with entertainment or gifts, and should decline to accept any entertainment or gift if they have reason to believe the provider of the entertainment or gift is seeking to influence or reward their actions on behalf of the Company. Corruptly soliciting or accepting, or agreeing to accept, anything of value from any person intending to influence or reward you in connection with their business with the Company is a criminal offense (18 USC § 215). Business gifts of cash or cash-equivalents such as securities or stored-value debit cards are prohibited and should be declined or promptly returned if received. In any case where a gift or entertainment could raise a question as to whether an individual’s judgment has been influenced, the director, officer or employee should report the situation in writing to the CEO or Chief Experience Officer before accepting.

6.            A director, officer or employee should not do indirectly what he or she is prohibited from doing directly. For example, a director, officer or employee should not have a family member, or a related entity accept a prohibited gift or loan.

VI.          Corporate Opportunities.

A director, officer or employee should not take personal advantage or obtain personal gain from an opportunity learned of or discovered during the course and scope of his or her employment or relationship with the Company when that opportunity or discovery could be of benefit or interest to the Company. Likewise, no director, officer or employee should use Company property, information or position for personal gain.

VII.         Protection and Proper Use of Company Assets.

In the course of its business the Company acquires assets to conduct its business affairs. Each director, officer and employee has a duty to protect the Company’s assets and to take all reasonable steps to ensure their efficient use by the Company. Assets include all of the Company’s financial assets, real estate assets, other tangible property and confidential information, as defined below.

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VIII.        Confidential Information.

Directors, officers and employees will obtain confidential information about the Company, its customers, operations, business prospects and opportunities in the course of his or her employment or tenure with the Company. Confidential information includes the following, although this list is not exhaustive:

1.            Financial performance information;

2.            Current and prospective client and customer lists;

3.            Information about client and customer accounts, financial condition, requirements and practices;

4.            Business methods and ideas;

5.            Employee lists and employment data;

6.            Documents, books, records, data, materials, supplies and contract forms;

7.            Prospects, services and operations; and

8.            Other information relating to the Company, its employees, its products, plans, and policies.

Directors, officers and employees are given this information because it is necessary or useful in carrying out their duties for the benefit of the Company. No director, officer or employee may use it to further his or her personal interests, to make a profit or for any other purpose. The Company has adopted policies and procedures intended to safeguard this information. It is the obligation of each director, officer and employee to adhere to those requirements and any changes or modifications that the Company may adopt. No director, officer or employee shall disclose confidential information to a customer or any other outside party, and disclosure to others within the Company should be on a “need-to-know” basis. Additionally, financial information should not be released to anyone unless it is included in a published report or has generally been made available to the public (please also refer to Section XII below). Notwithstanding the foregoing, confidential information may be furnished to governmental authorities pursuant to applicable laws, rules and regulations or as required by judicial order. Any questions concerning disclosure of confidential information should be directed to the General Counsel.

IX.          Fair Dealing.

The Company believes that behaving ethically is good business. The Company intends to adhere to its obligations and be honest and fair in its dealings with others. The Company may not seek unfair advantage with customers, suppliers, co-workers or competitors by concealment, manipulation or abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

X.            Insider Trading or Stock Tipping.

Directors, officers and employees are not permitted to use or share confidential information concerning the Company or its customers for stock trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company or other persons or entities should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is unethical and illegal. Directors, officers and employees must adhere to the Company’s Insider Trading Policy with respect to transactions in the Company’s securities and with respect to material non-public information.

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XI.           Bribery.

Directors, officers and employees are strictly forbidden from offering, promising, or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary (either inside or outside the United States), all of which actions are prohibited by law. Those paying a bribe may subject the Company and themselves to civil and criminal penalties. When dealing with government customers or officials, no improper payments will be tolerated. If any offer of money, gifts or favors is received by any director, officer or employee that is or could appear to be intended to influence a business decision, then it should be reported to the General Counsel immediately. The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector.

XII.         Accuracy in Reporting and Other Public Communications.

The Company must provide full, fair, accurate, timely and understandable disclosure in all reports and documents filed with, or submitted to, the Securities and Exchange Commission (the “SEC”), The Nasdaq Stock Market LLC (“Nasdaq”) or bank regulatory authorities and in other public communications made by the Company. The full, fair, accurate, timely and understandable disclosure in all such reports and documents and other public communications made by the Company is essential and critically important to the Company.

This means, among other things, that any director, officer or employee who is responsible for the preparation or review of the Company’s financial statements or other documents that are to be filed with the SEC, Nasdaq or any bank regulatory authority, or otherwise made publicly available, shall exercise the highest standard of care in preparing and reviewing any such materials.

Depending on the position with the Company, a director, officer or employee may be called upon to provide necessary information to assure that the Company’s public reports are full, fair, accurate and understandable. The Company expects all directors, officers and employees to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company’s disclosure requirements. Additionally, each director, officer and employee has a responsibility to ensure that all Company documents and reports for which he or she is responsible are prepared and maintained properly and are free of any false, misleading, incomplete or otherwise improper information. It is illegal to mislead, manipulate, conceal, defraud or coerce any employee, officer or director of the Company, any advisor to the Company (including outside counsel or auditors) or any bank examiner.

A director, officer or employee who becomes aware of an error or potential misstatement in any Company documents, including financial statements or other documents filed with the SEC, Nasdaq or any bank regulatory authority must promptly report the error or potential misstatement to the General Counsel. A director, officer or employee who becomes aware of any possible violations of the federal securities laws, or any other laws, that has occurred, is ongoing, or is about to occur, must promptly report the possible violation to the Chair of the Audit Committee. All such reports, as well as any concerns that a director, officer or employee may have, will be handled following the Company’s whistleblower procedures. In addition, such concerns may be reported utilizing either the Company’s confidential reporting hotline 844-990-0002 or Website www.lighthouse-services.com/allegiancebktx.

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XIII.        Personal Finances.

Each director, officer and employee should maintain high standards in conducting personal financial matters. No director, officer or employee, nor an immediate family member or related entity thereof, should invest an amount greater than $50,000 in the business of a Company customer, competitor, supplier or prospect without prior written notification to the CEO; however, prior written notification to the CEO shall not be required for the acquisition of any amount of publicly traded securities of a corporation listed on a public stock exchange so long as such investment is not a controlling interest in a Company customer, competitor, supplier or prospect. Caution should be exercised in transactions in publicly traded securities of Company customers by a director, officer, employee or members of their families to avoid the possibility, or appearance, that the individual is trading while in possession of material non-public information, addressed in Section X above.

XIV.        Personal Relationships.

Each director, officer and employee should maintain high standards in conducting their personal relationships with personnel of the Company, its customers and vendors. If a director, officer or employee of the Company becomes personally involved with another director, officer or employee of the Company, or of any customer or vendor of the Company, such that there could be a perceived or actual conflict of interest or loyalty, that individual must disclose the relationship as soon as it changes from a purely business relationship. Examples of personal involvement include, but are not limited to, romantic relationships, family relationships and becoming related due to marriage. Directors must disclose the relationship to the Stellar Bancorp Audit Committee. Employees and officers must disclose the relationship to their supervisor.

The Company’s objective is to ensure that the individuals involved are not in a position to act upon their disclosed personal relationships in any context affecting the Company, such as working within the same immediate management chain, supervising an individual or approving their compensation or advancement. The Human Resources Department will work with the responsible officers or employees of the Company to determine appropriate actions to address the disclosed personal relationship, which can include actions such as reassignment within the Company, screening from potentially conflicted decisions or, if no other appropriate alternative is available, a request that a party to the relationship leave the Company. This disclosure and review to prevent any actual or perceived conflict of interest must be approved by the department manager as well as the Chief Experience Officer and may be communicated to the CEO. If the status of the personal relationship changes at a future date, notice should be given to the Stellar Bancorp Audit Committee, in the case of directors, or the officer or employee’s supervisor or the Human Resources Department. Further review and action may be required to ensure there are no actual or perceived conflicts of interest resulting from the changed circumstances.

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XV.         Reporting Illegal or Unethical Behavior.

Directors, officers and employees who suspect or know of violations of this Code, or illegal or unethical business or workplace conduct by employees, officers or directors, customers or vendors must promptly report their knowledge to one or more of the following:

•	Their supervisor

•	The General Counsel

•	The Chief Experience Officer

•	The Company’s confidential reporting hotline 844-990-0002

•	The Company’s confidential reporting website: www.lighthouse-services.com/allegiancebktx

If any director, officer or employee is ever uncertain as to the best course of action in a specific situation, he or she should seek help immediately from the General Counsel or Chief Experience Officer. Supervisors learning of circumstances described above should report them immediately to the General Counsel or Chief Experience Officer.

XVI.        General Provisions, Notifications and Disclosures.

1.            Notifications required to be made under any provision of this Code should be in writing and provide as much detail as possible to address the circumstances being reported and the considerations expressed in this Code. In the case of notifications of potential conflicts of interest, including personal relationships, business gifts or entertainment that might create a conflict of interest, if it is determined that there is no conflict of interest, that conclusion will be documented accordingly, and the reporting individual may proceed with the disclosed activity. If it is determined that there is a conflict of interest, or an unacceptable appearance of a conflict of interest, the reporting individual must either (1) cease or not pursue the disclosed activity, (2) work with the Human Resources Department and the applicable manager to resolve any conflict or appearance of a conflict created by a personal relationship, or (3) seek a waiver of the applicable portions of this Code.

2.            If an employee or officer desires to seek a waiver of any provision of this Code, he or she should submit a request in writing along with a memo that addresses in detail the circumstances, the considerations identified in this Code and an explanation of why the waiver should be granted. The memo should provide enough information to clearly state the circumstances and the potential impact upon the Company and, if applicable, its customers or vendors. The memo should be submitted to the General Counsel. Based upon the information documented in the request, a follow-up meeting or additional information may be requested. A determination will be made by a committee of senior officers including the General Counsel (unless conflicted) as approved by the Audit Committee from time to time.

3.            If an executive officer or director desires to seek a waiver of any provision of this Code, he or she should submit a written request for a waiver to the General Counsel who shall promptly forward the request to the Board of Directors for consideration. The Audit Committee may facilitate discussions on the matter with the Board, with the final decision being made by the Board of Directors.

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4.            This Code may be amended or modified at any time and only by the Company’s Board of Directors.

5.            All waivers granted to members of the Board of Directors or executive officers under this Code (such executive officers to include the CEO and Chief Financial Officer), along with the reasons for the waiver, shall, to the extent required by applicable laws, rules and regulations, be promptly disclosed in a public filing and reported to the applicable bank regulatory officials.

6.            Disciplinary actions for violations of this Code can include oral or written reprimands, suspension, probation, and loss of eligibility for raises, bonuses or other compensatory benefits, final warning or termination of employment or a potential civil lawsuit. The violation of laws, rules or regulations may result in the individual’s criminal prosecution.

7.            Retaliation for complying with this Code is prohibited. The Company also prohibits retaliation and retribution of any kind against individuals who have made good faith reports or complaints of violations or possible violations under this Code. Anyone who retaliates against a Whistleblower (who reported an event in good faith) will be subject to discipline, including termination of Board or employee status. A Whistleblower who makes a report that is not done in good faith is subject to discipline, including termination of the Board or employee relationship, or other legal means to protect the reputation of the Company and members of its Board and staff.

8.            Should any director, officer or employee of the Company desire a clarification or interpretation of this Code, he or she should submit a request to the General Counsel who will consult with the Audit Committee or the Board of Directors and respond appropriately.

9.            The implementation and administration of this Code will be under the direction and supervision of the Audit Committee of the Board of Directors. The General Counsel will report directly to the Audit Committee with respect to all matters relating to this Code.

10.          All communications, reports and requests for clarification, interpretation or waiver of this Code and all responses thereto shall be in writing and shall be maintained by the General Counsel in the Company’s permanent records.

11.          This Code and any amendments thereto will be posted on the Company’s website and, to the extent required, reported to the applicable bank regulatory officials.

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